Exhibit 99.1

AÉROPOSTALE PROVIDES BUSINESS UPDATE

New York, New York - August 2, 2012 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today announced updated expectations for the second quarter.

For the second quarter of fiscal 2012, net sales increased 4% to $485.3 million, from $468.2 million in the year ago period. Comparable sales, including the e-commerce channel, for the second quarter were essentially flat, compared to a 12% decrease last year. Same store sales, excluding the e-commerce channel, for the second quarter decreased 1%, compared to a 14% decrease last year.

Thomas P. Johnson, Chief Executive Officer, commented, “We are clearly disappointed that our second quarter results fell below our initial expectations. While we delivered a more cohesive fashion offering and continued to improve our sales per transactions, our overall store traffic was weaker than anticipated.”

Mr. Johnson continued, “We remain confident with our strong market positioning and our long-term strategic initiatives, which include evolving our merchandise assortment and increasing our brand projection and fashion message to the consumer.”

Based on lower than expected sales and margins for the quarter, the Company now expects second quarter earnings to be approximately $0.00 per diluted share, versus its previously issued guidance range of $0.03 to $0.05 per diluted share.

The Company expects to announce second quarter earnings and an update on back-to-school trends on Thursday, August 16, 2012 at 4:15 PM (EDT).

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 914 Aéropostale® stores in 50 states and Puerto Rico, 75 Aéropostale stores in Canada and 96 P.S. from Aéropostale® stores in 22 states. In addition, pursuant to various licensing agreements, our licensees currently operate 20 Aéropostale® and P.S. from Aéropostale® stores in the Middle East, Asia and Europe.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.